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                                                                    EXHIBIT 99.2

                         NCO PORTFOLIO MANAGEMENT, INC.

                             Moderator: Nicole Engel
                                November 6, 2002
                                  10:00 am EST



Operator:         Good morning. My name is Melissa and I will be your conference facilitator today. At this time I would like to welcome everyone to the NCO Portfolio Management's Third Quarter 2002
                  Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

                  After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Ms. Engel, you may begin your conference.

Ms. Engel:        Good morning, and thank you for joining us today to discuss
                  NCO Portfolio Management's Third Quarter 2002 results. By now you should have all received a faxed copy of the press release. However, if anyone is missing a copy and would like one, please contact our office at 212-445-8000 and we will send one over to you and insure that you are on the Company's distribution list. There will be a replay for the call which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-642-1687 or 706-645-9291, pass code 6396703.

                  On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group and NCO Portfolio Management, Inc., and Rick Palmer, Chief Financial Officer of NCO Portfolio Management, Inc. Also on the call with us today is Steve Winokur, Executive Vice President of Finance and Chief Financial Officer of NCO Group. Management will make some opening comments and then we'll open the lines for questions.


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                  Before we begin, I would like to read a standard
                  forward-looking statement disclaimer. Certain statements on this conference call, including, without limitation, statements as to NCO Portfolio Management's outlook as to financial results in 2002 and beyond, statements as to the effect of the economy on NCO Portfolio's business, statements as to NCO Portfolio's or management's beliefs, expectations, or opinions, and all other statements on this call other than historical facts are forward-looking statements as such term is defined in the Securities and Exchange Act of 1934, which are intended to be covered by the Safe Harbor as created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time, and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to these factors, certain other factors, including, without limitation, risk relating to growth and future accounts receivable purchases, risks related to the company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to availability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to the retention of its senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCO Group's ownership control of the company, risks related to the dependency on NCO Group for its collections and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on March 19, 2002 can cause actual results and developments to be materially different from those expected or implied by such forward-looking statements. Michael, would you like to begin?

Mr. Barrist:      Yes, thank you. I'd like to thank everyone for
                  joining the NCO Portfolio Management Third Quarter Conference
                  Call. Today's call will be broken into several sections, as always. First, I'll do my operational recap of the quarter.
                  I'm then going to review the near-term strategy for dealing with our current economy, as well as our long-term strategy for growing our business. Rick Palmer, our Chief Financial
                  Officer, will provide a detailed financial recap for the quarter, and then we'll open up for questions.

                  During the third quarter, NCO Portfolio Management continued to operate in a challenging environment. I am pleased to report that despite continued weakness in consumer payment patterns, and the softness of the debt purchase marketplace, NCO Portfolio's financial performance for the quarter was within the range of guidance we provided early in the quarter.


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                  Third quarter revenue was 16.3 million dollars, net income was
                  2.4 million dollars, and earnings per share was 18 cents. During the quarter we recognized approximately 53% of our collections as revenue, and allocated the remaining 47% to amortization. During the quarter the company purchased approximately 3.8 billion dollars of accounts for an aggregate price of approximately 36.4 million, or about .96 cents on a dollar. This is inclusive of 130.4 million dollars of accounts for an aggregate price of approximately 1.25 cents on the dollar for our contribution to the joint venture with Marlin Holdings, as well as 3.3 billion dollars of accounts for a purchase price of 22.9 million dollars for the Great Lakes portfolio that I'll discuss later in this call.

                  Additionally, during the quarter, the company continued to incur impairment charges on several of our older portfolios. This trend has continued to slow down since the majority of problematic portfolios that were purchased before the downturn in the economy have become impaired. As we have discussed in prior calls, portfolios that have become impaired go into a cost recovery mode whereby all collections we receive are applied to the remaining carrying value on our books. Once the carrying value is recovered, all collections are allocated to revenue.

                  During the third quarter, NCO Portfolio concluded a contract renegotiation with the seller of several existing portfolios, resulting in a four million dollar cash price reduction to several purchases that date back to 2000 and 2001. The cash price reduction included original purchase price plus compensation for lost earnings. To the extent that the cost of previously impaired portfolios became fully recovered, the remaining funds to be applied to that particular purchase were recognized by the company as revenue in accordance with GAAP. While this has a positive short-term effect on earnings, it also benefits us over time. We now have fully recovered portfolios where any incremental collections in future quarters will be recognized as revenue, with no corresponding amortization of costs. On non-impaired portfolios, as a result of this transaction, future collections will amortize the portfolios faster, providing additional revenue that will serve to dampen the effects of potential impairments in future quarters.

                  As we entered the quarter, the availability and pricing of portfolios in the marketplace, other than the Great Lakes purchase, continued to be below our expectations. I am pleased to report that the volume of deals seems to have picked up as we entered the fourth quarter. While we are optimistic about this trend, we fully intend to remain disciplined with proper focus on stringent underwriting and risk assessment.


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                  As we discussed in our last quarterly call, the continuing challenges of the small purchase market have caused us to focus attention on the purchase of larger, more predictable portfolios. These portfolios, much like the legacy Creditrust portfolios, have large blocks of performing assets, and can be bought at a substantial discount. I am pleased to report that this newer strategy has paid off during the third quarter with the first large purchase since the merger of the company with Creditrust. In August, the company completed the 22.9 million dollar purchase of approximately 3.3 billion dollars of accounts at a purchase price of .7 cents on the dollar from Great Lakes Collection Bureau. This purchase was made in conjunction with NCO Group's purchase of the operating assets of the same company. The purchase was financed under a new financing agreement with Cargill Financial that the company has put into place in order to finance larger purchases on a non-recourse basis. Rick will discuss this financing arrangement in more detail later in the call.

                  In addition to the strategies designed to improve our ability to purchase more portfolios, we have also made changes to our recovery strategy. During the quarter, our legal recovery and agency outsourcing group was transferred to the NCO attorney network. This change will allow the company to gain greater access to attorneys throughout the United States, and will also allow us to take advantage of the volume pricing that NCO Group has with these firms based on its overall business.

                  During the quarter, NCO Portfolio also entered into a contract with a leading credit card issuer for the sale of selected non-performing accounts, whereby the account holders underlying the sold accounts will be offered the ability to transfer their balance to this institution, and gain access to a secured credit card. The program will be voluntary to the account holders, and will only be offered where analysis shows there is a relatively low likelihood of payments through traditional strategies. This will assure that we do not experience a cannibalization of future cash flows through the deployment of this strategy.

                  The Marlin joint venture, which is our vehicle for exploring the utility and healthcare space, continues to produce positive results. As we enter the fourth quarter and look to 2003 and beyond, we continue to focus on how to best create long-term shareholder value. We have learned a lot about this business as we have navigated through the challenging economy over the past several quarters. While we cannot predict the future, we currently believe that this weak cycle will remain with us for the foreseeable future, and accordingly, we must execute our business strategy with that in mind and with extreme caution.


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                  The changes we have made to our buying strategy to include larger portfolios in conjunction with a financial partner, as well as the strict adherence to underwriting and changes we are constantly making in our operating matrix, are designed to assure that we buy quality portfolios in a responsible manner, and maximize the returns we can achieve on them. With that said, we believe the fourth quarter will yield results consistent with the third quarter in a range between 14 cents and 18 cents per diluted share. While the overall market for purchased portfolios has improved, we are not convinced that this is a trend as opposed to year-end housekeeping by our clients. Accordingly, we will not be providing 2003 guidance at this time, but will continue to update investors on a quarterly basis until such time as we have clear visibility into the future.

                  I would now like to turn the call over to Rick Palmer for a financial recap.

Mr. Palmer:       Thank you, Michael. Before getting into the detailed results,
                  I would like to point out that the results of operations for last year include Creditrust Corporation for the full third quarter, but only February 21 through September 30, 2001 for the 2001 nine month results. So I will focus my comments on just the comparative quarterly numbers.

                  Regarding NCOG's stock ownership in NCO Portfolio Management, the one final claim against Creditrust that held up the resolution of the escrow shares was found in favor of Creditrust. As previously announced, the final distribution of shares to the Creditrust shareholders was made in October, 2002. A final decree was approved and the bankruptcy has been closed. NCO's ownership percentage was finally determined at 63.347%. With that background in mind, collections for the quarter were 30.7 million. Collections translated into revenues of 16.3 million or 53% of collections. Our guidance for the quarter was 27 to 30 million in collections, and a 54 to 58% revenue recognition percentage, or RRP. This difference is due to a compression of our IRRs due to collection shortfalls in older purchases, as well as lower expectation on newer purchases as a result of a less favorable economic climate. Lower IRRs result in lower revenue recognition as a percentage of collections. It is not inconsistent, due to our conservative modeling techniques, to be at the high end of our range on collections, and the low end, or even slightly below, on our RRP. Strong collections have a marginal positive effect on expected IRRs and on current period revenues. Accordingly, the remainder of the collections go towards amortization of original costs or return of capital.


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                  As Michael discussed, during the quarter we closed on a sale of selected, non-performing accounts. The sale increased collections by 1.7 million dollars, but only modestly increased the IRRs on the portfolios from which the accounts were selected. Sale proceeds, as a sub-set of accounts from existing purchased accounts receivable portfolios, are properly recorded as a component of collections. As a result, no gain or loss is recorded at the time of the sale. Instead, the IRRs for the related portfolios are incrementally increased.

                  Michael also discussed the contract renegotiation and price reduction on several older portfolios. Some of these portfolios were previously impaired, and with the purchase price adjustments, the cost of the portfolios involved were fully recovered. Accordingly, 803,000 dollars in revenue was recognized in this quarter on those portfolios. The revenue had the effect of increasing the RRP somewhat for the quarter.

                  Collections last quarter were 27.7 million dollars, which produced 14.1 million dollars in revenue or an RRP of 51%. Strong third quarter 2002 purchases, including the Great Lakes portfolio, and the sale of non-performing accounts, contributed significantly to the increased collections this quarter over last.

                  Collections last year were 28.4 million dollars, which produced 16.2 million dollars in revenue or a 57% RRP. While collections were up this quarter due to the factors just mentioned, the impact of the economy on collections on existing files, and in turn future estimated collections, had the effect of flattening revenue and the RRP as compared to last year.

                  Moving on to operating expenses, operating expenses were 10.5 million dollars compared to 9.9 million dollars last quarter, and 9.7 million dollars last year. Included in operating expenses this quarter are servicing fees of 8.9 million dollars compared to 8.1 million dollars last quarter, and 7.4 million dollars last year. It is important when analyzing our results to remember that servicing fee expenses are paid as a commission on collections and not on revenues. Accordingly, strong collections do result in higher commissions. The effects on commissions is actually higher than the effect on revenue. Of course, over the long run, the stronger the collections, the stronger the profits and profitability. Servicing expense as a percentage of collections is a blended 29%. Servicing fees as a percentage of collections was lessened somewhat by the payment of only 10% to NCO Group as servicer on the proceeds of the non-performing accounts sale, in lieu of the standard higher fees provided for under the intercompany servicing agreement. Adjusting out the proceeds from collections of 1.7 million dollars and the related 10% fee, servicing fees as a percentage of collections was 30%, in line with our guidance of 30 to 32%. Servicing expenses last year were also 29% of collections. Servicing fees were 26% of collections last year. The increase in servicing fee expenses over last year is principally due to increases in collection and servicing costs. Servicing costs have generally risen as files become somewhat more seasoned or we purchased more seasoned files, and more legal contingency and third-party outsourcing by NCOG is passed through at higher servicing rates demanded in the market.


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                  In contrast with servicing fees compared to collections, I will now turn to servicing fees compared to revenue.

                  In looking at servicing fees compared to revenue in the third quarter, we experienced a relative decrease to last quarter, but an increase over the first quarter of this year, which is traditionally the highest for the year. This is due to the lower percentage of collections that are recognized as revenue as we just discussed. If servicing fees stay constant, and revenue is reduced, the percentage of servicing fees to revenue rises. All of the servicing fees this quarter, last quarter, and a year ago were paid to NCOG.

                  Continuing on to impairments on purchased receivables. On several portfolios acquired over a year and a half ago in a more favorable economic climate, collection shortfalls in this quarter resulted in further reductions in future collection estimates, significant enough to create impairments as the expected future collections were less than the carrying values on these portfolios. The impairment recorded during the quarter was 398,000 dollars, or 0.3% of the carrying value of all the portfolios, compared to 401,000 dollars for the second quarter of this year. Combined carrying values of all impaired portfolios as of September 30, 2002, aggregated 6.5 million dollars or 4.5% of the carrying values. Nonetheless, collections on impaired files during the quarter totaled 1.2 million dollars, which was accounted for as amortization of carrying values. The impairment charge in the third quarter of 2001 was 1.3 million dollars or 0.9% of the carrying value of all the portfolios at September 30, 2001. The combined carrying values of the impaired portfolios aggregated 4.7 million dollars or 3.3% of the carrying value of all of our purchased account receivables at September 30, 2001. One comment on future impairments. Any anticipated impairments have been taken into the current period. However, estimates are estimates, and some files will be higher and some lower. Under Generally Accepting Accounting Principles, any material additional downward trends on previously impaired files will result in additional impairments in the future. However, we do not expect the future impairments would exceed 2002 levels, absent further deterioration of the economy. Conversely, once a portfolio is impaired, even if future expectations rise, the portfolio will be kept at impaired status and no revenue will be recognized until the cost of the portfolio is fully recovered.


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                  Payroll and related and SG&A expenses were all in line with expectations for the quarter. As we have stated previously, these expenses are very small compared to the servicing fee component of our expense structure. This does give us an advantage in keeping our expense structure variable and scalable.

                  Operating income for the quarter was 5.9 million dollars. Last quarter, operating income was 4.2 million dollars, and last year, operating income was 6.5 million dollars. Compared to last quarter, the strong purchase program this quarter, combined with a revenue effect of the contract renegotiations on fully cost recovered files, offset somewhat by an increase in servicing costs on higher collections, resulted in a 40% improvement in operating income. Still we have experienced a compression in our operating income this quarter compared to last year. Lower collections on existing files, and the effect this has on yields, coupled with lower than expected purchases, resulted in a lower margin.

                  Other income and expense relates principally to interest expense incurred on funds borrowed to finance purchases of portfolios under the sub facility from NCO Group, and to finance the acquisition of Creditrust, including the securitized debt assumed in the merger, and new this quarter to finance the acquisitions of the Great Lakes portfolio under our new financing arrangement with Cargill Financial.

                  Interest expense was 2.1 million dollars this quarter compared to 1.8 million dollars last quarter, and 2.2 million dollars last year. Interest expense increased over last quarter principally due to the increase in the non-recourse secured note to Cargill on the Great Lakes purchase in the original amount of 20.6 million dollars, commencing in August. The interest paid on the Cargill financing is prime plus 3.25% or currently 8%. The loan provides for additional interest of 40% of any residual cash flow. The residual cash flow component of interest is only paid when and to the extent of actual cash flow from collections after servicing fees, repayment of the principal, current interest, and NCPM's preferred return of its 10% down payment of 2.3 million dollars, plus interest equal to the lender's current pay rate. The additional payment on the loan will accrue as interest expense until the loan and preferred return is paid in full, at which time the accrued interest expense will be paid down. Interest expense was lower over last year principally because outstanding debt on the intercompany revolver, and the existing secured debt has been reduced from 97.1 million dollars at September 30, 2001 to
                  70.5 million dollars at September 30, 2002. The company has reduced its outstanding debt from operating cash flows and cash from principal amortization on receivables, all the while making significant purchases over the last twelve months. Additionally, we continue to benefit from a very low cost of funds on two floating rate notes, one of which is the intercompany note payable.


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                  Other income recorded for the quarter was 135,000 dollars.
                  72,000 dollars relates to earnings on the Company's 50 percent interest in the Marlin joint venture. The balance is income on the Company's investment in one legacy Creditrust securitization, and interest income on retained cash balances. Earnings from the Company's investment in the joint venture were down from last quarter's 220,000 dollars due principally to an impairment expense reported on certain other non-performing portfolios. Our 50% of the combined carrying value of impaired files as of September 30, 2002 was 149,000 dollars or 3.2% of our share of the purchased accounts receivable in the venture.

                  Income taxes were provided at the combined federal and state rate of 37.5%. All of the tax provision is deferred principally due to using the cost recovery method of income recognition on purchase receivables for income tax reporting, and the utilization of net operating carryforwards acquired in the merger with Creditrust.

                  Net income for the third quarter of 2002 was 2.4 million dollars or 18 cents per share on a diluted basis, within our guidance. This compared with net income for last quarter of
                  1.7 million dollars or 13 cents per share on a diluted basis, and 2.7 million dollars or 20 cents per share on a diluted basis for last year.

                  In conclusion, I have a few comments on financial conditions. The Company's cash balances were 5.6 million dollars as of September 30, 2002. Cash provided by operating activities was
                  5.1 million dollars for the quarter. Net cash used in investing activities was 17.5 million dollars, broken down as: collections applied to principal amortization on purchased receivables of 17.1 million dollars, purchases of receivables used 33.1 million dollars, and the investment in the joint venture used 1.5 million dollars. Included in purchases is
                  22.9 million dollars for the Great Lakes purchase, of which
                  20.6 million dollars was financed by Cargill. Total purchases for the quarter were 36.4 million dollars, of which 34.6 million dollars was paid currently. Purchases funded from operations versus non-recourse financing were 14 million dollars for the quarter, within our guidance of 10 to 14 million dollars. The cash flow provided by financing activities was 9.6 million dollars during the quarter. The Cargill financing provided 19.4 million dollars net after principal repayment. Four million was paid down on the securitized debt, and 8.4 million dollars was paid down on the sub facility with NCOG. The sub facility now stands at 33.9 million dollars outstanding. The maximum commitment is 42.5 million dollars as of September 30, 2002.


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                  Looking forward, the Company's cash flow from operations and principal amortization of purchased accounts receivables, while reduced by the economic slowdown, is expected to provide sufficient cash flow to meet all of our obligations, and provide sufficient cash flow for purchases of new receivables.

                  Thank you, ladies and gentlemen. That concludes my formal presentation.

Mr. Barrist:      Great. Thanks, Rick. Operator, can we open up for questions please?

Operator:         At this time I would like to remind everyone, in order to ask a question, please press star, then the number one on your telephone keypad. We'll pause for just a moment please. Your first question comes from Alan Creech of Emerging Growth
                  Equities.

Mr. Creech:       Hi, guys.

Mr. Barrist:      Hey, Alan.

Mr. Creech:       Good quarter. Let me get a little more color on the four
                  million dollars. First of all, was the seller - was this the primary forward flow contract that you guys have had over the last couple of years?

Mr. Barrist:      We are not going to give any hints as to who this is. The
                  agreement is under a confidentiality agreement. It is a seller that we have done business with in 2000 and 2001. It's also a seller we continue to do business with, but I'm not going to commit to any information that would provide someone a clear path to who it is.

Mr. Creech:       Okay. Great. Fair enough. Also, why is the guidance in Q4 for the RRP, the revenue recognition percentage - why is that lower than Q3 if you still should see some benefit from this four million dollars coming in?

Mr. Barrist:      Rick, do you want to answer that?

Mr. Palmer:       The significant component is the effect of 803,000 dollars in revenue from the fully recovered portfolios in the 3rd quarter.

Mr. Creech:       In the fourth quarter?

Mr. Palmer:       Adding an increased effect on the third quarter RRP.

Mr. Creech:       Okay. And then back again to guidance. Traditionally Q1 has been a much stronger quarter in collections. And based on your guidance, you're actually looking for a step up in Q4 from Q3, or a slight increase into Q4 from Q3. Would you still see some sort of a lift in Q1 because that is the strongest or will that now be flat with Q4, and what would be the reason for that?

Mr. Barrist:      The normal seasonality of collections that occurs in our
                  business, which loads the front end of the year, there's no reason to believe that will not occur in the upcoming year.
                  But please keep in mind that stronger collections in the first half of the year can actually hurt your net profitability to a certain extent when you consider that service fees are a component of collections, not revenue. So I don't think that's going to hurt us anymore than it has in the past. But, yes, we expect to have stronger collections in the front half of the year, but that doesn't always translate into more earnings. I think the more important issue here is that we've seen for the first time in a lot of quarters a lot of activity in the debt purchase marketplace. And from where we're sitting right now, there's lots of good things happening, meaning we've transitioned through this difficult economy. We're now buying portfolios at the right price for this economy. We're through most of the impairments. We have fully recovered some impaired portfolios, which we've said all along that when we get to that point, the incremental revenue that comes in on them will dampen incremental impairments that may exist from other portfolios. And most importantly, the market is very busy, which means there's potentially lots of buy options. The only thing that we're putting on the negative side of the equation right now is that obviously, as we've seen in prior years, although not so much last year, a lot of year-end housekeeping occurs from clients. And we do want to make sure that what we're seeing right now is not an anomaly relative to activity, but is really in fact a trend. Now what I will tell you is that if the trend continues into the first quarter, yes, I'm going to be a lot more bullish on the trajectory of the business. But I don't want anyone to take away from this call that we're sitting here thinking that the business has a negative trajectory right now, or feeling that the business is in a perfect position. We're best in class in what we do.
                  We're poised for growth, and all the positive signs are there.
                  It's just to pull the trigger right now before we get out of the fourth quarter and see what the first quarter looks like would be premature.

Mr. Creech:       Okay. Good. And finally, you are a few quarters into your JV.
                  Can you kind of update us on your thoughts, your strategies with your JV? Have you changed any buying patterns? Are you looking at new industries? Are you focusing more on utilities
                  - that type of thought process?

Mr. Barrist:      The JV was put in place to allow us to partner with a company that's kind of a leader in the utilities, in the high volume, low balance healthcare space, and that is the place we are going to stay with the JV. The JV overall has been a huge success. Yes, we had a few impairments we took this quarter, but percentage-wise, as we've said all along, you're never going to buy portfolios and not have impairments. But overall, it's been a huge success, so we're going to stay the course in what we're doing there, which is being very specific to industries where there's lots of experience on the part of our partner, and there's lots of introductions that could be made via NCO's servicing platform.


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Mr. Creech:       Okay. Great. Thanks. Good quarter.

Operator:         Your next question comes from David Sharf of JMP Securities.

Mr. Sharf:        Hi, good morning, Michael.

Mr. Barrist:      Hey, David.

Mr. Sharf:        Quickly, I know you don't have enough yet to conclude whether or not the volumes you saw represented trends. But in terms of pricing kind of easing up a little, is your sense that that's directly related to some increased paper on the market at the end of the year, or in fact had some people crowded the space and really at the end of the year kind of dropped off the radar screen? Do you see any kind of secular changes?

Mr. Barrist:      There's two things going on. One is, yes, some people that came in, who I'll call fast money, into the marketplace early in the year, some of them have kind of faded off into the sunset, although I don't get overly excited about that because it seems to be an industry where there's no limit to how many people with fast money can enter. But right now it seems to be relatively quiet as to people paying way out of the box for portfolios. As far as what will happen with pricing in the fourth quarter, it's certainly an environment today where it seems like there's lots of sellers. I think there are adequate buyers, but the dynamic has switched. And we've actually seen some of the larger sellers come into market a little early. I think trying to get in front of the wave, and trying to get their deals done before the market gets too crowded. The pricing has been pretty sensible so I'm not overly convinced price is going to come down. I would quite frankly be happy if it just kind of stayed where it is, which is sensible.

Mr. Sharf:        Got you. And I know there's been some dislocation - a very large player, kind of the number two agency out there.

Mr. Barrist:      Yes. There has -

Mr. Sharf:        Has that had a kind of ripple effect?

Mr. Barrist:      I don't think so. There are rumors floating around that I'm not going to comment on that some businesses out there may have found new homes. My view is if sellers want to sell, there's plenty of buyers to buy at the right prices. And I think that's the sanest market you can have, which is lots of people that want to sell at fair prices. What's going to happen beyond that, who knows? If it continues again into the first quarter, we'll probably have some stronger views on what's going to happen. But right now we want to get past this. We feel like we've done everything we need to do for this business to run properly in a bad economy with limited sales. The good news is that it looks like the sales side of it is changing a little bit, and hopefully that will be a trend, and we'll harness it and move forward.

Mr. Sharf:        Got you. And just lastly, do large sellers, basically General
                  Purpose, Visa, MasterCard paper - is there any shift in terms of their desire to enter into forward flow contracts, and is that typically their preference? As the supply kind of picks up and we kind of emerge out of this environment, do you expect that those kinds of sellers are going to want more of a commitment or is it pretty much undetermined right now?

Mr. Barrist:      Do you know what? It kind of moves back and forth. We went through a cycle over the last 18 months where there wasn't a lot of forward flow deals in our world, not necessarily because clients didn't want them, just because given the changing economy, we weren't overly comfortable with them.
                  We're seeing a little more focus from clients to get things locked in under forward flows. We've heard some scuttlebutt from a few clients about maybe buying options, which seems very attractive to us, where you basically go to a client and buy an option to be able to buy their paper in a certain price range. You amortize it over the period. And if the economy stays the way you predict, you have a good flow of paper at the right price. And if it doesn't, it's a small hit for not taking the deal. But right now, I don't think the dynamics have changed all that much. Our clients are very, very smart.
                  They analyze the heck out of everything they have, and they make the best decisions based on what their needs are for their quarter, and their year, and their goals.

Mr. Sharf:        Good. Thank you.

Mr. Barrist:      Sure.

Operator:         Your next question comes from Eric Swergold of Gruber and
                  McBaine.

Mr. Swergold:     Good morning. I've got two questions this morning. The first one is relative to Q4 cash flow. If you add up the four million expected approximately from the settlement, 5.5 million dollars or so in cash, a little over 5.1 million dollars in free cash flow in Q3, if I heard correctly, you add those three up, you get just under 15 million dollars in cash available. You used, if I heard right, 17.5 million dollars in Q3. Tell me about how you bridged that small gap there of a couple of million dollars if I've got my math right? And then on the future recoveries, now that you've reduced your recovery curves pretty substantially over the last several quarters, can you walk me through the mechanics of what happens assuming the business stabilizes or improves slightly over the next couple of quarters or couple of years? What kind of leverage to earnings do we have here on the outside?
                  Thanks.

Mr. Barrist:      Rick, do you want to handle part one?

Mr. Palmer:       Yes. Eric, if I follow your numbers correctly, I'll go over a couple of points in my speech again just to clarify. The cash flow provided by operating activities was 5.1 million dollars for the quarter. We had return of capital or amortization of principal of 17.1 million dollars. So that's really approximately 22 million dollars in total inflows, so to speak, from operations. Cash purchases, actually without Cargill's financing, were 14 million dollars altogether, plus a couple of million for the joint venture. So the rest of the cash flow we used to pay down the revolver with basically. Are you following that? So you've got 22 million dollars of cash flow from operations and collections, approximately 14 million dollars paid out to buy receivables.

Mr. Swergold:     That's eight million right there that I missed.

Mr. Palmer:       Got it.

Mr. Swergold:     Okay. So as opposed to my numbers which show -

Mr. Palmer:       A shortfall.

Mr. Swergold:     - a shortfall of two million, you would have a company access of about six million.

Mr. Palmer:       Right.

Mr. Swergold:     Okay. Thank you.

Mr. Barrist:      Eric, for part two of your question, there's really multiple pieces to what has transpired in our world relative to the economy slowing down. There's really, as I see it, three pieces. One is certain portfolios that were bought in a better economic time, either through dynamic modeling, and in some cases because management has lowered future expectations. We have brought down the curves and accordingly, the IRRs, on those portfolios. There are certain portfolios that through that same process were deemed to be impaired. And there's a third category which is portfolios that we've been buying in the near term in the current economy. And, yes, I've looked at all three of them differently. If the economy - I shouldn't say if - when the economy recovers - it's going to actually happen - but it will happen with three pieces to it. The previously impaired portfolios obviously - it's in a cost recovery mode based on our kind of take right now in the current economy as to what the recoverability is, so there will be upside there. And once each portfolio becomes fully cost recovered, all incremental dollars that come in the door go 100% to revenue. So there is some upside in that piece of it.

Mr. Swergold:     So all incremental recoveries go to revenues, and the
                  associated costs for those portfolios then would be dramatically lower than they would typically be?

Mr. Barrist:      As you walk through the numbers - for example, if you have a portfolio that you impaired, and you said, okay, we believe there's 500,000 dollar of future cash flows in the remainder of the five-year curve. And if that number holds true, the first 500,000 that comes in exhausts that carrying value. No revenue is recognized. And then after that, when dollar
                  500,001 comes in, that dollar - 100% goes to revenue. So the portfolios that have been impaired sit out there and are completely - every dollar goes to amortization. There is no revenue recognized until it is 100% amortized. So what I'm saying is if there is upside there, it will amortize faster.
                  And then once it amortizes, all the incremental collections go to revenue. With regard to portfolios that were bought years ago that have been written down, still producing positive IRR, to the extent we perform better than expected, certainly that gets taken into consideration by our model, and over time, if it's deemed to be a trend, we'll improve the IRR slightly. We look at collections on a cumulative basis to determine how we're doing and to adjust the IRRs. So you're not going to see a lot of pick-up there. Although theoretically they could amortize faster also, and you could get to a fully amortized condition. As far as portfolios that we've been buying today, we have been loading with appropriate and conservative curves based on the current economy. So, yes, if the economy gets better over time, you could get some pick-up in IRRs, but it's not something where if the economy went back on fire tomorrow, and everybody's running around spending money, that instantaneously we would see a dramatic uptick.

Mr. Swergold:     Okay. Thank you.

Mr. Barrist:      Sure.

Operator:         Your next question comes from Bill Warmington of SunTrust.

Mr. Warmington:   Good morning everyone.

Mr. Barrist:      Hi, Bill.

Mr. Warmington:   I wanted to see if I could get a little bit more color on the credit card transfer program you guys are offering to clients.
                  Who actually takes the receivable?

Mr. Barrist:      The way our program is structured is we will select certain consumers that we believe are not likely to ever pay us, and they will receive a mailing from NCO that says we believe you would qualify for a program that has been made available for you by XYZ credit card issuer, and we will explain the program in detail to them. If the consumer wants to participate in the program, they dial a toll-free number. They give a pin number basically to the credit card company which allows us to release their data. And if they want to sign up, they sign up, and the account is then officially sold to the credit card company. And they actually take that receivable and pay us for it. And they hold it from that point forward. We are very, very carefully selecting these accounts. So we're very cautious of this cannibalization process so we are not stealing future cash flows. And we have actually made appropriate provisions within our yield curves that to the extent we're getting dollars on these accounts, we are assuming that they are cannibalizing future cash flows and reducing future cash flows for those payments. So we certainly get the benefit of getting the dollars today versus in the future. But we are assuming that to the extent we get those dollars that future cash flows will be hindered even though I will tell you from a business perspective, I don't believe that's going to be the case. The only conservative accounting we could do was to take the assumption that you have to assume it's going to steal future cash flows.

Mr. Warmington:   The other question I had was one about making future portfolio buys. And it seems like the financing arrangements you have on the Great Lakes, relative to your other financing arrangements, borrowing through the intercompany line, it would seem much more expensive in terms of both the rate and then also giving 40% of the cash flow back after the amortization is completed. I guess the question is at what point are those additional purchases still going to be incrementally profitable to you or decreasingly profitable to you as you make them.

Mr. Barrist:      I think the real issue here is the deal we have with Cargill -
                  if you had a million dollars to spend, and you said, I'm going to go spend a million dollars to buy a block of portfolios versus spend a hundred dollars and let Cargill put up 900 dollars, there's no doubt that is not a good choice for us. Or we could spend a million dollars with Cargill putting up nine million so we could buy ten million dollars worth of assets, it is substantially more profitable. Because you have to remember that Cargill and NCPM get their principal and their preferred interest rate back first before it goes to a 60/40 split. That was the issue - the issue you raised is a good issue because that was the issue that for a long time prevented us from doing a deal like this because obviously any lender that lends in this space wants to have an exclusive.
                  They don't want adverse selection. They don't want us picking what portfolios we want them to participate in. And from our perspective, we do not want to convert from our model to this alternative model, and that was the reason why we agreed on this four million dollar threshold, which is buys that we make where the purchase price outlay for NCO is going to be more than four million dollars will come under this scenario. And one of the other reasons that it was important for us from a risk perspective is we feel that this is a better way for us to finance larger portfolios. And the way those portfolios play out is typically those kind of buys are - certainly they're one off trades with clients, but a lot of those are going to be deals like the Great Lakes portfolio where there's a very, very specific pool of paying accounts. It's very predictable for us, but again, it's a huge piece to bite off, and it just makes sense to have a partner in them. So my view is, yes, they will be incremental. Our goal is going to be to spend our budget, including the amount of our money we put into the Cargill-type deals, but they should be incremental to the business.

Mr. Warmington:   So if you do a purchase with a purchase price - cash out is greater than four million dollars with a portfolio, do you think Cargill will be -

Mr. Barrist:      - our partner.

Mr. Warmington:   - will participate as a partner.

Mr. Barrist:      There's nothing to preclude us from bringing Cargill into
                  other deals. They just don't have to consider them. In fact, they have the right to underwrite every deal over 4 million anyway, but our experience with them so far has been they're a great partner, very knowledgeable. They understand the space.
                  And you know from your following the business that they finance a lot of the companies in the space, and they understand the paper, and they understand the asset class better than anybody I've ever met.

Mr. Warmington:   Right. Agreed. Final question on the - I know you called it a reverse impairment. Is that the proper way to -

Mr. Barrist:      Rick, what do we call that?

Mr. Palmer:       Well, it's actually a purchase price adjustment.

Mr. Warmington:   Purchase price adjustment. On that, I'm trying to adjust
                  revenue guidance going forward for that. Because it seems that what it will allow you to do now is to recognize some revenue on some portfolios that had you not had that adjustment, you would not be able to recognize. You'll be able to recognize the revenue sooner and more of it. And so I guess the question is can you give us a sense for what the pick-up is coming from that?

Mr. Barrist:      I think I'd feel safer saying it's more neutral. One of the issues you have is you have an event in the third quarter that certainly added to profitability. So the first question that goes up is you've got a one-time event. You've got to pull it out when you look forward. I think our view is what's nice about this particular transaction is that it's, yes, a one-time event, but it has long-term consequences, both in fully impaired portfolios that now go to 100% revenue, portfolios that were impaired that large payments got applied to, which certainly lower the threshold for any future impairment and makes them fully recovered sooner, and improves
                  IRR in non-impaired portfolios from this particular client. So my view is that the effects that it had on the third quarter, netted altogether, will be consistent on a go-forward basis.
                  Maybe it's a little richer in the third quarter than the fourth quarter, but we're still comfortable that the fourth quarter will look like the third quarter at the end of the day.

Mr. Warmington:   Roughly about an 800,000 dollars?

Mr. Barrist:      No, I wouldn't look at it that way. Because, yes, the 800,000 is one component of how it affected the third quarter. But net net net when looking at it on a go forward basis, I can't tell you what the specific amount of revenue we're going to have in the fourth quarter is and what the subtle benefits are going to be in improved IRR, and better handling of previously impaired portfolios. I can't tell you that number.

Mr. Warmington:   Okay.

Mr. Barrist:      So what I would say to you is the guidance we're providing in the fourth quarter assumes that certainly those long going effects are in there, but it also includes a full quarter of Great Lakes and the positive trend that we think we'll continue to see.

Mr. Warmington:   All right. Well, thank you very much.

Mr. Barrist:      Sure.

Operator:         Your next question comes from Loren Clifford of Clifford
                  Capital Management.

Mr. Clifford:     There's a company coming public, Portfolio Recovery
                  Associates. Would you compare briefly at least your operating model versus theirs?

Mr. Barrist:      I only know about them other than what I read in a red herring when it was filed. Their business seems similar to ours other than the fact that they have captive servicing assets. They actually have their own servicing platform, whereas NCO
                  Portfolio utilizes it's sister company, NCO Group, on a contingent basis. That seems to be one of the major differences. I don't have it in front of me, and I didn't read it with such detail - every little nuance, but that seems to be one major difference that exists between the two companies.
                  Other than that, I would think the general business concept is the same, which is they buy distressed portfolios and liquidate them to make a profit.

Mr. Clifford:     Do you run into them as a competitor when you're bidding for business?

Mr. Barrist:      I was not familiar with them until their book came out. I did talk to the people in our organization who buy portfolios, and they knew who they were, but they don't seem to be a very big competitor in the marketplace as far as us bumping into them.
                  Obviously, from the prospectus, they're out there and they're buying paper, but we do not seem to bump into them too much on a named basis. Now it's possible they're participating in the same auctions we are, and we're just not bumping into them by name.

Mr. Clifford:     Okay. Thank you.

Mr. Barrist:      Sure.

Operator:         At this time, there are no further questions.

Mr. Barrist:      Great. Thank you. I want to thank everyone for joining our call today. As always, you can feel free to call Rick Palmer or myself with any questions, and we'll be happy to answer them within the bounds of Regulation FD. Also, I'll remind everybody that this call is available for playback and will be filed with an 8-K within a few days. Thank you.

Operator:         Thank you for participating in today's conference. You may now disconnect. [END OF CONFERENCE CALL]